   As filed with the Securities and Exchange Commission on October 7, 1999

                                                 Registration No. 333- 87059
                                                                       -----

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           -------------------------

                                AMENDMENT NO.1
                                  TO FORM S-3

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                        GRAND TOYS INTERNATIONAL, INC.
       ----------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                                    Nevada
       ----------------------------------------------------------------
        (State or other jurisdiction of incorporation or organization)

                                  87-0454155
       ----------------------------------------------------------------
                     (I.R.S. Employer Identification No.)

          1710 Route Transcanadienne, Dorval, Quebec, Canada H9P 1H7
       ----------------------------------------------------------------
         (Address of Principal Executive Offices, including zip code)


         Stephen Altro                                     Copy to:
    Chairman and President                          Paul J. Pollock, Esq.
Grand Toys International, Inc.                      Piper & Marbury L.L.P.
  1710 Route Transcanadienne                     1251 Avenue of the Americas
Dorval, Quebec, Canada H9P 1H7                       New York, NY  10020
        (514) 685-2180                                  (212) 835-6000
                                 --------------

          (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

       ----------------------------------------------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
Title of Each Class of         Amount to be     Proposed Maximum Offering       Proposed Maximum           Amount of
Securities to be Registered    Registered (1)       Price per Share         Aggregate Offering Price    Registration Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value     60,000                 $12.50                  $  750,000.00               $208.50
------------------------------------------------------------------------------------------------------------------------
                                 112,000 (2)             $12.50                  $1,450,000.00               $389.20
------------------------------------------------------------------------------------------------------------------------
                                   1,000 (3)             $ 4.44                  $    4,440.00               $  1.23
------------------------------------------------------------------------------------------------------------------------
                                   1,000 (3)             $ 4.38                  $    4,380.00               $  1.22
------------------------------------------------------------------------------------------------------------------------
                                     478 (3)             $ 7.65                  $    3,656.70               $  1.02
------------------------------------------------------------------------------------------------------------------------
                                   1,000 (3)             $ 3.00                  $    3,000.00               $  0.83
------------------------------------------------------------------------------------------------------------------------
                                   5,000 (3)             $ 7.50                  $   37,500.00               $ 10.43
========================================================================================================================
                        TOTAL    180,478                                         $2,202,976.70               $612.43
========================================================================================================================

(1) This Registration Statement also includes an indeterminable number of shares of common stock which may be issued under the antidilution provisions of the various agreements setting forth the rights of the holders of the convertible securities.

(2) Reflect shares of common stock issuable upon exercise of warrants. The Proposed Maximum Offering Price per share was calculated in accordance with Rule 457(g) of the Securities Act of 1933, as amended.

(3) Reflect shares of common stock issuable upon exercise of stock options. The Proposed Maximum Offering Price per share was calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS



                         GRAND TOYS INTERNATIONAL, INC.

                         180,478 Shares of Common Stock

                                ----------------


     The stockholders selling the shares in this offering have the right to determine both the numbers of shares they will offer and the time or times when they will offer the shares. They may sell the shares at the market price at the time of sale or at such other prices as they may negotiate.

     The 180,478 shares of common stock covered by this prospectus include both outstanding shares and shares issuable upon exercise of warrants and options that may be offered and sold by certain stockholders named within this prospectus. Grand will not receive any proceeds from the offering, but will receive an aggregate of $748,851.70 if all of the warrants and options are exercised.



     The common stock is quoted on the Nasdaq SmallCap Market under the symbol "GRIN." On October 5, 1999, the closing sale price of the common stock was $10.188 per share.


                                ----------------

Investment in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                                ----------------

              The date of this prospectus is ______________, 1999.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents (or parts thereof) filed by Grand with the SEC are incorporated by reference in this prospectus:

     1. The Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     2. The Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June, 30, 1999;

     3. Proxy Statement, dated April 26, 1999 for the Annual Meeting of Stockholders held on May 27, 1999;

     4. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (1) above; and

     5. The description of the common stock contained in Grand's registration statement filed under the Exchange Act registering such common stock under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by Grand pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment indicating that all of the shares have been sold, or deregistering all of the shares that, at the time of such post-effective amendment, remain unsold, shall be deemed to be incorporated by reference in and to be a part of this prospectus from the date of filing of such documents. Any statement contained in this prospectus or in any document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document, which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Grand shall furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that are incorporated by reference in this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests for such documents should be directed to Tanya Clarke, Controller, Grand Toys International, Inc., 1710 Route Transcanadienne, Dorval, Quebec H9P 1H7, Canada. Grand's telephone number is
(514) 685-2180.

                                 RISK FACTORS

     Investing in our common stock is very risky. You should carefully consider the following factors and other information in this prospectus before deciding to invest in the shares. If you are not in a financial position to bear a complete loss of your investment, you should not purchase any of the shares. Portions of this prospectus and information incorporated into this prospectus contain certain "forward-looking" statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained in this prospectus and incorporated are reasonable, any of the assumptions could prove inaccurate and cause such forward-looking statements to be inaccurate.

We may not be able to retain the key personnel we need to succeed

     Our success is dependent on the expertise, experience and continued services of Stephen Altro, our Chairman, President and a director, and David Mars, our Vice Chairman and a director. Most decisions concerning our business are made or significantly influenced by them. We do not maintain "key man" insurance on the life of either of these persons. In the event of the loss of either of Messrs. Altro or Mars, no assurances can be given that we will be able to obtain the services of an adequate replacement.

The issuance of shares of common stock upon the exercise of options and warrants and upon the conversion of our convertible redeemable preferred stock will cause dilution to our current stockholders

     We are authorized to issue 50,000,000 shares of common stock, of which 3,444,428 shares are outstanding. In addition:

     . 59,400 shares are issuable upon the exercise of currently outstanding options granted under our Amended and Restated 1993 Stock Option Plan the sale of which has been registered on a registration statement on Form S-8;

     . 123,978 shares are issuable upon the exercise of options granted outside our 1993 Stock Option Plan

     . 112,000 shares are issuable upon the exercise of currently outstanding warrants; and

     . 200,000 shares are issuable upon conversion of currently outstanding preferred stock.


     If and when we issue these shares, the percentage of common stock owned by each holder of common stock would be diluted. Moreover, the prevailing market price for the common stock may be materially and adversely affected by the addition of a substantial number of shares, including the shares offered by this prospectus, into the market.

     We are also authorized to issue 5,000,000 shares of "blank check" preferred stock, which is preferred stock that may be issued from time to time in such classes or series and with such terms, rights and preferences as the Board of Directors may choose. The Board of Directors has already designated and issued 200,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock. The balance of the authorized preferred stock may be issued in the discretion of the Board, without stockholder approval, with dividend, liquidation, conversion, voting or other rights which could negatively affect the voting power or other rights of owners of our common stock or other series of preferred stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a way to discourage, delay or prevent a change in control of Grand which, in turn, could discourage bids for us and prevent stockholders from receiving the maximum value for their shares.

Our attempts to acquire other companies may not prove fruitful

     We may, at times, become involved in discussions with companies for acquisition. This process may take a significant amount of management time and effort. This will likely distract our management from our day-to-day operations. Even if we do find companies that are worth acquiring, it may be extremely difficult to integrate their operations into our existing operations. In addition, there is no guaranty that our acquisitions will be financially successful. Thus, any such acquisition could have an adverse effect on our liquidity and earnings.

The life cycle for toy products is usually very short

     As a result of changing consumer preferences, many toy products are successfully marketed for only one or two years. In the event a new product does not receive sufficient market acceptance, we may be required to sell inventory of such products at a substantial discount. Accordingly, our success is dependent in large part on our ability to secure the rights to distribute new products and to secure new character and well-known brand name licenses for existing or new product lines, which cannot be assured. Therefore, we cannot assume that any new products will be successful or meet with the same success as existing products.

Certain relationships among our management and affiliates create various potential and actual conflicts of interest

     Although it is our policy that all transactions and loans with our affiliates be made on similar terms to those that can be obtained from unaffiliated third parties and for such transactions to be approved by a majority of the directors who do not have an interest in the transaction, certain restrictions may arise in the future where an interested party would be required to vote on actions that could benefit such person and negatively impact Grand, or vice versa.

We are subject to significant government regulation.

     We are subject to the provisions of various laws, certain of which have been enacted by the federal government of Canada, the Province of Quebec and other Canadian provinces. The laws of Canada, to which we are subject, include the Hazardous Products Act which empowers the government to protect children from hazardous toys and other articles. Under that legislation, the government has the authority to exclude from the market those articles which are found to be hazardous. We are also subject to the Consumer Packaging and Labeling Act enacted by the government of Canada, which legislation prohibits the importation of prepackaged items and the sale or importation or advertising of items which have misleading information on their label. As a result, if any of these Canadian governmental entities should allege that any of our products are hazardous to children or the packaging is misleading, whether or not such items are dangerous or misleading, we could be precluded from selling entire lines of toys until a full investigation is completed. In such case, even if we were to prevail, a significant portion of the value of the entire line could be lost during a time consuming investigation because, as discussed above, the life cycle for toy products is usually very short.

Competition in the toy distribution industry is intense

     Many other companies involved in the toy distribution industry in Canada and the United States have greater financial resources, larger sales forces, greater name recognition, larger facilities for product development and products that may be more competitively priced than our products. As a result, some of our competitors may be able to obtain a greater volume of and more lucrative distribution contracts than we can.

We do not expect to pay dividends on our stock

     We have not paid any cash or other dividends on our common stock and do not expect to declare or pay any cash dividends in the foreseeable future. In addition, our current credit agreement with our bank restricts the payment of any dividends without the bank's prior consent.

The failure to be Year 2000 compliant could negatively impact our business

     The Year 2000 issue arose from computer programs which were written using two digits rather than four to define the applicable year. For example, date-sensitive software may recognize a date using "00" as the Year 1900 rather than the Year 2000. Such misrecognition could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.


     We rely on our systems in operating and monitoring all aspects of our business. We also rely on the external systems of our suppliers and resellers. We have already identified all of our significant internal software applications which contain source codes that may be unable to appropriately interpret the Year 2000 and have replaced those applications. Thus, our computer system is now Year 2000 compliant.

     In addition, certain of our major suppliers and resellers have informed us that they do not anticipate problems in their business operations due to the Year 2000 compliance issues. However, we are currently unable to determine the extent to which Year 2000 issues will affect our other suppliers and resellers, or to the extent to which we would be vulnerable to their failure to fix any of their Year 2000 problems.


                                USE OF PROCEEDS

     Grand will not realize any proceeds from the sale of the shares pursuant to this prospectus but will derive proceeds of approximately $748,851.70 if all of the warrants and options are exercised. Such proceeds will be available to Grand for working capital and general corporate purposes. See "Selling Stockholders" and "Plan of Distribution."


                                    DILUTION

     We are authorized to issue 50,000,000 shares of common stock. Of such shares, 3,444,428 shares are issued and outstanding, 300,000 shares are reserved for issuance upon the exercise of options granted under Grand's Amended and Restated 1993 Stock Option Plan, 123,978 shares are reserved for issuance upon the exercise of options granted outside of the plan, 112,000 are reserved for issuance upon the exercise of warrants, and 200,000 shares are reserved for conversion of the Series A Cumulative Convertible Redeemable Preferred
Stock.

     In certain cases, the officers, directors and present stockholders of Grand have acquired their shares at a cost substantially lower than that which investors will pay for the common stock offered hereby. As a result, anyone purchasing shares in this offering could incur dilution in the net tangible book value per share.


                              SELLING STOCKHOLDERS

Identity of Selling Stockholders; Number of Shares Offered
----------------------------------------------------------

     The following table sets forth:

     (1)  the name of each selling stockholder,
     (2) the nature of any position, office, or other material relationship which each such selling stockholder has had with Grand or any of its affiliates within the last three years,
     (3) the number of shares of common stock owned by each such selling stockholder prior to the offering,
     (4) the number of shares of common stock offered for each such selling stockholder's account, and
     (5) the number of shares of common stock and the percentage owned by each such selling stockholder after completion of the offering.

                                                                                               Number of
                                                       Number of Shares        Number of        Shares         Percentage
                          Relationship to               Owned Prior to          Shares        Owned After      Owned After
Selling Stockholder           Company                     Offering             to be Sold       Offering        Offering
-------------------    --------------------            ----------------        ----------     -----------      -----------
Ron Goldenberg         Former Executive Vice President,     5,478               5,478 (1)         0                 -
                       Chief Financial Officer and
                       Former Director

James Rybakoff         Director                             2,000               1,500 (2)       500                 *

Elliot Bier            Director                             2,000               1,500 (2)       500                 *

Lawrence Bernstein     Former President, Chief             30,000              30,000             0                 -
                       Executive Officer and
                       Director

Robert Finn                                                30,000              30,000             0                 -

Akin Bay Company                                          110,000             110,000 (3)         0                 -
LLC

Robert E. Meshel                                            2,000               2,000 (4)         0                 -

  ---------------------------

* Less than One (1) percent

(1) Represents currently exercisable options to purchase 5,000 shares of common stock issued pursuant to Grand's Amended and Restated 1993 Stock Option Plan and 478 shares of common stock issued upon exercise of options granted outside the plan.

(2) Represents currently exercisable options to purchase 1,500 shares of common stock issued pursuant to Grand's Amended and Restated 1993 Stock Option Plan.

(3) Represents currently exercisable warrants to purchase 110,000 shares of common stock granted to Akin Bay Company LLC as consideration for services rendered. James Rybakoff is the President of that company and a director of Grand.

(4) Represents currently exercisable warrants to purchase 2,000 shares of common stock initially issued pursuant to that certain Warrant Agreement dated as of May 10, 1994 to Berkeley Securities Corporation and subsequently assigned to Robert E. Meshel, Esq. by Assignment form dated January 9, 1995.

  Ron Goldenberg was Executive Vice President and Chief Financial Officer from July 20, 1993 until September 24, 1999. Mr. Goldenberg was also a director from July 20, 1993 until August 9, 1999. Prior to that, he was the Vice President of Finance and Chief Financial Officer for Grand Canada, Grand's Principal Canadian subsidiary, for over seven years.

  Elliot L. Bier has been a director of the Company since July 20, 1993. He has been a practicing attorney in Montreal for the last 20 years. He is a senior partner in Adessky Poulin, the Company's Canadian legal counsel.

  James B. Rybakoff is the President of Akin Bay Company, an investment bank and brokerage firm, which he co-founded in 1990. From 1992 to 1993, Mr. Rybakoff served as an associate with Zilkha & Company, an international mergers and acquisition investment banking and strategic planning firm.

  Lawrence Bernstein was a director of Grand from July 1998 to May 1999 and President and Chief Executive Officer of Grand from September 1998 to May 1999. In addition, Mr. Bernstein was President of Grand from August 1995 to September
1995.   From July 1994 to July 1998, Mr. Bernstein owned and operated Rockport
Entertainment, a private company that provided consulting services to toy distributors. From June 1989 to August 1994, Mr. Bernstein was an Executive Vice President of Hasbro, Inc. and President of Hasbro's toy division.

  Robert Finn was a consultant of Grand from March 1998 to March 1999.

  Akin Bay Company LLC is an investment bank and brokerage firm, of which James Rybakoff is President and a controlling member. Mr. Rybakoff is a director of Grand. Akin Bay has acted as Grand's investment bank and advisor for over five years.

                             PLAN OF DISTRIBUTION

  Grand will receive no part of the proceeds of any sales made hereunder. See "Use of Proceeds". Grand will pay expenses of registration incurred in connection with this offering and in connection with the offering and sale of the shares, other than commissions, discounts and fees of underwriters, dealers or agents. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

  The selling stockholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act.

  The selling stockholders may from time to time sell all or a portion of the shares on the Nasdaq SmallCap market or on any national securities exchange on which the common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

     (1) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (2) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     (3) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     (4)  privately negotiated transactions.

     In effecting sales, brokers and dealers engaged by selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive from the purchasers of such shares commissions as described above.

     In connection with the distribution of the shares, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out the short positions. The selling stockholders may also enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the selling stockholders may enter into, from time to time, other types of hedging transactions.

     The selling stockholders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any profit on the sale of shares by the selling stockholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

     The shares may also be sold pursuant to Rule 144 under the Securities Act beginning one year after the shares were issued, provided such date is at least 90 days after the date of this prospectus.



                                INDEMNIFICATION

     The rights of Grand or its stockholders to sue any director or officer of Grand for misconduct in conducting the affairs of Grand as an officer or director are limited by Article XII of Grand's Articles of Incorporation and Nevada statutory law to cases for damages resulting from breaches of fiduciary duties involving acts or omissions involving intentional misconduct, fraud, knowing violations of the law or the unlawful payment of dividends. Ordinary negligence is not a ground for such a suit. The statute does not limit the liability of directors or officers for monetary damages under the federal securities laws. Grand also has the obligation, pursuant to Article IX of Grand's Amended and Restated Bylaws, to indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which Grand owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by any such person in connection with the defense of any action, suit or proceeding in which such person is made a party, by reason of being or having been a director or officer of Grand, or of such other corporation, except in relation to matters as to which any such person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

     Grand maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by Grand. Accordingly, indemnification may occur for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of Grand pursuant to the foregoing provisions or otherwise, Grand has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                 LEGAL MATTERS

     The legality of the securities offered by this prospectus has been passed upon for Grand by Piper & Marbury L.L.P., 1251 Avenue of the Americas, New York, New York 10020.


                                    EXPERTS

     The consolidated financial statements and schedules of Grand for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, Chartered Accountants, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth Grand's estimates (other than the Securities and Exchange Commission registration fee and the Nasdaq SmallCap Market additional shares listing fee) of the expenses to be incurred in connection with the issuance and distribution of the shares of Common Stock being registered, other than underwriting discounts and commissions:

Securities and Exchange Commission registration fee           $       612.43
                                                             -----------------
Nasdaq SmallCap Market listing fee                                  1,670.00
                                                             -----------------
Printing and engraving expenses                                     5,000.00   *
                                                             -----------------
Legal fees and expenses                                            25,000.00   *
                                                             -----------------
Accounting fees and expenses                                        5,000.00   *
                                                             -----------------
Transfer agent and registrar fees                                   1,875.00   *
                                                             -----------------
Miscellaneous expenses                                                842.57   *
                                                             -----------------
Total                                                         $    40,000.00
                                                             =================

* estimated


Item 15.  Indemnification of Directors and Officers

     The rights of Grand or its stockholders to sue any director or officer of Grand for misconduct in conducting the affairs of Grand as an officer or director are limited by Article XII of Grand's Articles of Incorporation and Nevada statutory law to cases for damages resulting from breaches of fiduciary duties involving acts or omissions involving intentional misconduct, fraud, knowing violations of the law or the unlawful payment of dividends. Ordinary negligence is not a ground for such a suit. The statute does not limit the liability of directors or officers for monetary damages under the federal securities laws. Grand also has the obligation, pursuant to Article IX of Grand's Amended and Restated Bylaws, to indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which Grand owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by any such person in connection with the defense of any action, suit or proceeding in which such person is made a party, by reason of being or having been a director or officer of Grand, or of such other corporation, except in relation to matters as to which any such person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

     Grand maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by Grand. Accordingly, indemnification may occur for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of Grand pursuant to the foregoing provisions or otherwise, Grand has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


Item 16.  Exhibits

Exhibit No.  Description
-----------  -----------

4.1 Warrant Agreement dated April 10, 1996 by and between Akin Bay Company LLC and Grand. (4)

4.2 Warrant Certificate dated April 10, 1996 issued to Akin Bay Company LLC by Grand (included in Exhibit 4.1).

4.3 Warrant Agreement dated as of May 10, 1994 by and between Berkeley Securities Corporation and Grand. (4)

4.4 Warrant Certificate dated May 10, 1994 issued to Berkeley Securities Corporation by Grand. (included in Exhibit 4.3)

4.5 Stock Option Agreement between the Company and Ron Goldenberg, dated August 14, 1997. (2)

4.6 Grand Toys International, Inc. Amended and Restated 1993 Stock Option Plan. (3)

4.7 Warrant to Purchase Stock of Grand Toys International, Inc. dated as of August 13, 1999 granted to Akin Bay Company LLC. (4)

5.1 Opinion of Piper & Marbury L.L.P., as to the legality of the securities being registered. (1)

10.14 Loan agreement dated as of August 10, 1999 by and among Grand Toys Ltd., Grand Concepts Inc., Grand Toys International Inc., Ark Puzzles, Inc., Mellon Bank Canada and Mellon Bank, N.A. (1)

23.1  Consent of Piper & Marbury L.L.P. (included in Exhibit 5.1).

23.2  Consent of KPMG LLP. (4)

24 Power of attorney (included on the signature page to this registration statement).(1)

____________________
(1)   Filed with this Amendment to the S-3 Registration Statement.

(2) Filed as an Exhibit to the S-8 Registration Statement filed with the SEC on December 15, 1998.

(3) Filed as Appendix A to Grand's Definitive Proxy Statement for the Annual Meeting of Shareholders held on June 6, 1995.

(4) Filed as an Exhibit to the S-3 Registration Statement filed with the SEC on September 14, 1999

Item 17.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs in contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

         (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dorval, Province of Quebec, Canada, on this 7th day of October, 1999.

                              GRAND TOYS INTERNATIONAL, INC.


                              By:  /s/ Stephen Altro
                                 -----------------------------------------
                                     Stephen Altro
                                     Chairman, President and Director

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Stephen Altro and Tanya Clarke, or either of them, each with the power of substitution, his or her attorney-in-fact, to sign any amendments (including post-effective amendments) to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his or her substitute, may do or choose to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


Signature                   Title                              Date
---------                   -----                              ----


/s/ Stephen Altro           Chairman, President and Director   October 7, 1999
--------------------
Stephen Altro


/s/ David Mars              Vice Chairman and Director         October 7, 1999
--------------------
David Mars


/s/ Ken Cieply              Executive Vice President and       October 7, 1999
--------------------
    Ken Cieply              Chief Financial Officer


/s/ Elliot L. Bier          Director                           October 7, 1999
--------------------
Elliot L. Bier


/s/ James B. Rybakoff       Director                           October 7, 1999
--------------------
James B. Rybakoff